Exhibit (d)(3)

AMENDMENT TO LETTER OF GRANT

PERSONAL AND CONFIDENTIAL

April [    ], 2010

[    ]

Re:	Amendment to Letter of Grant of Options under the Mayor’s Jewelers, Inc. 1991 Amended Stock Option Plan

Dear [    ]:

Pursuant to a letter of grant dated on or about [    ] (the “Grant Letter”), Mayor’s Jewelers, Inc. granted to you (hereinafter referred to as “you” or “Grantee”) non-qualified stock options to purchase [    ] shares of common stock of Mayor’s Jewelers, Inc. (the “Option”) pursuant to the Mayor’s Jewelers, Inc. 1991 Amended Stock Option Plan (the “Plan”). As you were previously notified in December 2005, in accordance with the Agreement and Plan of Merger and Reorganization, dated April 18, 2005, as amended as of July 27, 2005, among Birks & Mayors Inc. f/k/a Henry Birks & Sons Inc. (the “Company”), Birks Merger Corporation and Mayor’s Jewelers, Inc., all of your Options were assumed by the Company and now represent the right to acquire a certain number of Class A voting shares of the Company (the “Shares”).

The Company and you wish to amend certain terms of the Grant Letter as follows (the “Amended Option”):

1. Number of Shares. The number of Shares underlying the Option is hereby decreased from [    ] Shares to [    ] Shares.

2. Purchase Price. The purchase price at which the Shares may be acquired upon the exercise of the Amended Option is hereby decreased from US$[    ] per Share to US$[    ] per Share (the “Exercise Price”).

3. Exercise Date. Unless earlier terminated in accordance with the Plan or specific option grant agreement, the Amended Option is fully vested and shall be exercisable from the date hereof until April [    ], 2020. Your Amended Option must be exercised, if at all, on or before the applicable termination date, after which date any unexercised Amended Option shall be void for all purposes.

4. Manner of Exercise. You may exercise the Amended Option by giving a written notice to the Group Vice President, Legal Affairs (i) by personal hand delivery, (ii) by registered certified mail, postage prepaid, or (iii) by fax, at the following address of your intent to exercise the Amended Option, including the number of Shares that you intend to acquire and the full consideration thereof:

Birks & Mayors Inc.

1240 Phillips Square

Montreal, Québec

H3B 3H4

Fax: 514-397-2537

5. Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, to the extent that the Amended Option is outstanding, it will terminate immediately prior to such dissolution or liquidation. The Board or any committee appointed by the Board (the “Administrator”), may, in the exercise of its sole discretion in such instances, declare that the Amended Option shall terminate as of a date fixed by the Administrator and give Grantee the right to exercise the Amended Option as to all or any part of the Shares covered by the Amended Option.

6. Change in Control. In the event of a Change in Control, that is not a Going-Private Transaction, the Administrator, in the exercise of its sole discretion, shall be entitled to take any of the following actions, or any other action that the Administrator in the exercise of its sole discretion determines to be fair to the holders of Amended Options:

(i) prior to the occurrence of such a Change in Control, provide that all outstanding Amended Options upon the consummation of the Change in Control will be assumed by, or an equivalent option or right shall be substituted by, the successor corporation or a parent or subsidiary of the successor corporation;

(ii) prior to the occurrence of such a Change in Control, provide that all outstanding Amended Options, to the extent they are exercisable and vested, will be terminated in exchange for a cash payment equal to the Change in Control Price reduced by the exercise price applicable to such Amended Options. These cash proceeds shall be paid to Grantee or, in the event of death of Grantee prior to payment, to the estate of Grantee or to a person who acquired the right to exercise the Amended Option by bequest or inheritance; or

(iii) prior to the occurrence of such a Change in Control, provide for Grantee to have the right to exercise the Amended Option as to all or a portion of the Shares covered by the Amended Option. If the Administrator makes the Amended Option exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify Grantee that the Amended Option shall be fully exercisable for a period of 15 days from the date of such notice (or such shorter period of time as the Administrator determines to be reasonable in the exercise of its sole discretion), and the Amended Option will terminate upon the expiration of such period.

7. Going-Private Transaction. In the event of the occurrence of a Going-Private Transaction, the Amended Options will remain outstanding after the consummation of such transaction and be exercisable solely for a cash payment equal to the Fair Market Value of the Class A voting shares on the date of exercise reduced by the Exercise Price.

8. Definitions.

“Change in Control” means the happening of any of the following:

•

When any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee, or any person or affiliate of such person who beneficially owns on the date of this Amendment securities of the Company representing 50 percent or more of the combined voting power of the Company), is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities (provided, however, that for purposes of this paragraph, a Change in Control shall not result from the transfer of securities of the Company by any individual (the “Transferor”) to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships) (“Family Member”), or to a trust in which the Transferor and his or her Family Members own more than 50 percent of the beneficial interests or to an entity in which the Transferor and his or her Family Members own more than 50 percent of the combined voting power); or

•

The closing of the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation; provided, however, that a sale of assets to or a merger with or into any person that beneficially owns on the date of this Amendment securities of the Company representing 50% or more of the total combined voting power of the Company, or a sale of assets to or merger with or into any affiliate of such person, shall not constitute a Change in Control.

“Change in Control Price” means, as determined by the Board of Directors of the Company,

•	the highest Fair Market Value of a Share within the 60-day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or

•

the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or

•	some lower price as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a Share.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

•

If the Shares are listed on an established stock exchange or a national market system, including, without limitation, the American Stock Exchange or the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share shall be the closing sales price for such a share as quoted on such system or exchange (or the exchange with the greatest volume of trading in Shares) on the last market trading day prior to the day of determination on which the Shares were traded, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

•

If the Shares are not quoted on the American Stock Exchange but are quoted on the NASDAQ System (but not on the National Market System thereof) or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

•

In the absence of an established market for the Shares, the Fair Market Value of a Share shall be determined in good faith by the Administrator based on the most recent available valuation of an independent appraiser obtained by the Company.

“Going-Private Transaction” means:

•	A “Rule 13e-3 transaction” as defined in Rule 13e-3(a)(3) under the Exchange Act; or

•

The Company (i) delists its Class A voting shares from the NYSE Amex, or any other national securities exchange upon which the Class A voting shares are then listed, or causes the Class A voting shares to cease to be authorized to be quoted in an automated quotations system operated by a national securities association (ii) terminates its registration under Section 12(g)(4) of the Exchange Act, and (iii) suspends its obligation to file reports pursuant to Section 15(d) of the Exchange Act.

9. Other Terms. Except as expressly modified hereby, all terms and provisions of the Grant Letter and the Plan shall remain unchanged and in full force and effect. In the event of an inconsistency between the terms of this Amendment and the terms of the Grant Letter or Plan, the terms hereof shall control.

10. Acknowledgement. You acknowledge receipt of a copy of the Plan and represent that you are familiar with its terms and provisions. You accept the Amended Option subject to all the terms and provisions of the Plan, the Grant Letter and this Amendment to the Grant Letter. You agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of participating in the Plan and you authorize the Company to withhold in accordance with applicable law from any compensation otherwise payable to you any taxes required to be withheld by federal, state or local law as a result of your participation in the Plan.

You should execute the enclosed copy of this Amendment to Letter of Grant and return the executed copy to Miranda Melfi, Group Vice-President, Legal Affairs and Corporate Secretary of the Company in the manner and at the address indicated in Section 4 above as soon as possible. The additional copy is for your records.

Sincerely yours,

BIRKS & MAYORS INC.

By:
Thomas A. Andruskevich
President and CEO

ACCEPTED AND AGREE TO
this day of April, 2010.

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